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                                                                      EXHIBIT 12


    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)





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
                                                                YEARS ENDED DECEMBER 31,                     NINE MONTHS ENDED
                                               -------------------------------------------------------      -------------------
                                                1993        1994        1995        1996        1997        9/30/97     9/30/98
                                               -------     -------     -------     -------     -------      -------     -------
Net income (loss)                                4,528       4,933       5,223       7,473      (9,363)       6,631       8,612
Fixed Charges:
      Interest Expense                             109          90         263       2,558       9,599        6,639      11.243
      Amortization of Debt Issue Costs              --          --           1         162         385          245         415
      Preferred Stock Dividend
      Requirements                                  --          --          --          --         868           --       5,327
      Rent Exp. Portion Representing
      Interest                                                              --           5          27           21          10
                                               -------     -------     -------     -------     -------      -------     -------
      Total Fixed Charges                          109          90         264       2,725      10,879        6,905      16,995

Less Preferred Stock Dividend Requirements          --          --          --          --         868           --       5,327
                                               -------     -------     -------     -------     -------      -------     -------
Earnings                                         4,637       5,023       5,487      10,198         618       13,536      20,280
                                               =======     =======     =======     =======     =======      =======     =======
Ratio of Earnings to Fixed Charges               42.5x       55.8x       20.8x        3.7x        0.1x        1.96x       1.19x
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